Exhibit (d)(2)(iii)

AXA PREMIER VIP TRUST

AMENDMENT NO. 2

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Advisory Agreement dated as of September 1, 2013 (“Amendment No. 2”), between AXA Equitable Funds Management Group, LLC, a limited liability corporation organized in the State of Delaware (the “Manager”) and AllianceBernstein L.P. (“Adviser”), a limited partnership organized under the laws of the State of Delaware.

WHEREAS, the Manager and the Adviser have entered into an Investment Advisory Agreement, dated as of May 1, 2011, as amended (“Agreement”) on behalf of the AXA Premier VIP Trust (“Trust”); and

WHEREAS, the Manager and the Adviser desire to modify the Agreement to reflect the expiration of the Agreement with respect to the Active Allocated Portion of the Multimanager Aggressive Equity Portfolio (“Portfolio”).

NOW, THEREFORE, effective as of September 1, 2013, the Manager and Adviser agree to modify the Agreement as follows:

1. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

2. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		ALLIANCEBERNSTEIN L.P.

By:	/s/ Steven M. Joenk	By:	/s/ Louis T. Mangan
	Steven M. Joenk Chairman, Chief Executive Officer, and President	Name: Title:	Louis T. Mangan Assistant Secretary

APPENDIX A

AMENDMENT NO. 2

INVESTMENT ADVISORY AGREEMENT

Related Portfolios**	Annual Advisory Fee Rate***

Special Equity Portfolios, which shall include the following Portfolios, or Allocated Portions of a Portfolio** (collectively referred to as “Special Equity Portfolios”):

Multimanager Mid Cap Growth Portfolio*,**

EQ/AllianceBernstein International Portfolio

EQ/AllianceBernstein Small Cap Growth Portfolio

0.60% of the Special Equity Portfolios’ average daily net assets up to and including $1 billion; 0.55% of the Special Equities Portfolios’ average daily net assets over $1 billion up to and including $1.5 billion; 0.50% of the Special Equities Portfolios’ average daily net assets over $1.5 billion up to and including $2 billion; 0.45% of the Special Equities Portfolios’ average daily net assets over $2 billion up to and including $2.5 billion; and 0.40% of the Special Equities Portfolios’ average daily net assets over $2.5 billion

General Equity Portfolios, which shall include the following Portfolios, or Allocated Portions, of a Portfolio, except with respect to the Index Allocated Portion+ of the Multimanager Large Cap Core Equity Portfolio, (collectively referred to as “General Equity Portfolios”)

Multimanager Large Cap Core Equity Portfolio*,**

EQ/Large Cap Value PLUS Portfolio*, **

0.49% of the General Equity Portfolios’ average daily net assets up to and including $100 million; 0.30% of the General Equity Portfolios’ average daily net assets over $100 million up to and including $200 million; 0.25% of the General Equity Portfolios’ average daily net assets over $200 million
Multimanager Large Cap Value Portfolio, except with respect to the Index Allocated Portion of the Multimanager Large Cap Value Portfolio (“Large Cap Value Portfolio”) *	0.30% of the Large Cap Value Portfolio’s average daily net assets allocated to the US Value Investment Team

Tactical Index Portfolios, which shall include the Index Allocated Portions of the following Portfolios:

Multimanager Aggressive Equity Portfolio*;

Multimanager Large Cap Core Equity Portfolio*;

Multimanager Large Cap Value Portfolio*; and

EQ/Large Cap Value PLUS Portfolio*(collectively referred to as “Tactical Index Portfolios”)

0.075% of the Tactical Index Portfolios’ average daily net assets up to and including $5 billion; 0.055% of the Tactical Index Portfolios’ average daily net assets over $5 billion and up to and including $10 billion; 0.05% of the Tactical Index Portfolios’ average daily net assets over $10 billion.

* This Portfolio has been designated a “multi-adviser portfolio” and AllianceBernstein L.P. receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager, which is referred to as an “Allocated Portion.”

** Other Allocated Portions are other registered investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as “Special Equity Portfolios” or “General Equity Portfolios.”

*** The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Related Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Portfolio or Allocated Portion is the portion of the daily advisory fee for the Related Portfolios that is equal to the Portfolio’s or Allocated Portion’s net assets relative to the aggregate net assets of the Related Portfolios, including the Portfolio, used in the fee calculation for that day.

+ Unless otherwise defined herein, the term “Index Allocated Portion” shall have the meanings ascribed to it in the Portfolios’ Prospectus.